Exhibit 99.1

Altair Nanotechnologies Announces Second Extension of Share Subscription Agreement
with Canon Investment Holdings

RENO, NV – May 17, 2011 – Altair Nanotechnologies Inc. (Nasdaq: ALTI) today announced that it has entered into a Second Amendment to Share Subscription Agreement (the “Amendment”) with Canon Investment Holdings Limited (“Canon”) extending the agreed upon closing date under the Share Subscription Agreement with Canon (the “SSA”) from May 17, 2011 to June 3, 2011.  The SSA calls for Canon to acquire newly issued shares of the Company’s common stock valued at $57.6 million resulting in a 51% ownership on a fully-diluted basis immediately upon closing.

Canon has stated that it needs additional time to finalize the necessary actions required for it to close this transaction.  In addition to delaying the closing date, the parties agreed that, in the interim, Altair may investigate other potential strategic investments, and that if it should structure an alternative partnership, may terminate the SSA with no penalty and pursue the alternative.

“We believe that closing the SSA with Canon is in the best long-term interests of both parties and continue to cooperate with Canon and work toward closing on the revised date of June 3rd,” said Terry Copeland Altair’s president and CEO, “however, until such date, we need to be thoroughly examining alternatives and that is exactly what we intend to do.”

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risk that Canon will be unable to, or will elect not to close, on June 3, 2011 and will exercise its right to terminate the SSA without penalty and that if Canon does not close, Altair will be unable to indentify, and enter into an agreement with, a suitable strategic or equity investor or that Altair will otherwise be unable to secure other long-term financing in order to continue operations.  In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:
Institutional Investors:
Until May 31, 2011
Brion D. Tanous
Principal
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
(310) 541-6824
therbert@cleantech-ir.com

Beginning June 1, 2011
Casey Stegman
Stonegate Securities, Inc.
(214) 987-4121
casey@stonegateinc.com
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